EXHIBIT 4.4

                         CONSENT, WAIVER AND AMENDMENT

      This CONSENT, WAIVER AND AMENDMENT dated as of July 28, 1998 (this "AGREEMENT") is made among WEIDER NUTRITION INTERNATIONAL, INC., a Delaware corporation ("HOLDINGS"), WEIDER NUTRITION GROUP, INC., a Utah corporation ("NUTRITION"), WNG HOLDINGS (INTERNATIONAL) LTD., a Nevada corporation ("INTERNATIONAL"; Holdings,
Nutrition and International, individually, each an "OBLIGOR" and, collectively, "OBLIGORS"), in favor of GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, for itself, as Lender, and as Agent for Lenders (in such capacity, "AGENT"), and the other Lenders signatory to the hereinafter defined Credit Agreement.

                                   RECITALS

      A. Agent, Lenders and Obligors are party to certain (a) Third Amended and Restated Credit Agreement dated May 6, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") and (b) Third Amended and Restated Stock Pledge Agreement dated as of May 6, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "PLEDGE AGREEMENT").

      B. Nutrition has entered into Stock Purchase Agreement dated July 9, 1998 (the "PURCHASE AGREEMENT") among Nutrition, Mr. Wolfgang Brandt and Mr. Eberhardt Schluter pursuant to which Nutrition intends to purchase all of the issued and outstanding Stock of Haleko Hanseatisches Lebensmittel Kontor GmbH, a corporation organized under the laws of Germany ("HALEKO").

      C. Holdings intends to transfer to Nutrition all of the issued and outstanding Stock of International in accordance with Section 351 of the Internal Revenue Code, as amended (the "TRANSFER").

      D. Nutrition intends to merge its wholly-owned subsidiaries Schiff Products, Inc., Great American Foods, Inc. and American Nutrition Bars, Inc., each a Utah corporation (collectively, the "MERGED OBLIGORS"), with and into Nutrition, with Nutrition remaining as the survivor of such mergers (collectively, the "MERGERS").

      E. International intends to restructure its foreign operations for various tax related reasons, pursuant to which by no later than December 31, 1998, Weider Nutrition Group Limited, a corporation organized under the laws of the United Kingdom ("WNGL"), will be dissolved or merged into a wholly-owned Subsidiary of International, with such Subsidiary remaining as the survivor of such merger, and Weider Nutrition (WNI) Limited, a corporation organized under the laws of the United Kingdom ("WNL"), will form a direct wholly-owned Subsidiary organized under the laws of the Netherlands, to which Subsidiary shall be transferred all of the issued and outstanding Stock of the direct Subsidiaries of WNGL and WNL (collectively, the "RESTRUCTURING").

      F. Agent and Lenders are willing to consent to the Purchase (as hereinafter defined), the Transfer, the Mergers and the Restructuring (collectively, the "TRANSACTIONS"), to grant certain waivers requested by Obligors, and to amend certain Loan Documents, all on the terms and

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conditions set forth herein.

      G. This Agreement shall constitute a Loan Document and these Recitals shall be construed as part of this Agreement; capitalized terms used herein without definition are so used as defined in Schedule A to the Credit Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1.    REQUESTS. Obligors hereby request that Agent and Lenders consent to:

            (a) the purchase, on or prior to August 31, 1998, by one or more direct or indirect wholly-owned Subsidiaries of International of 100% of the issued and outstanding Stock of Haleko for a maximum aggregate purchase price (together with all related fees, costs and expenses) consisting of (i) cash not in excess of DM 68,825,000 (and in any event not in excess of $39,600,000), not more than (A) DM 44,850,000 (and in any event not in excess of $26,200,000) of which may be paid upon acquisition of the Stock of Haleko pursuant to the Purchase Agreement (the "INITIAL AMOUNT"), (B) DM 8,975,000 (and in any event not in excess of $5,000,000) of which may be paid on or after (but in no case after May 31, 1999) payment of the Initial Amount in respect of all fees, costs and expenses related to the Purchase and (C) DM 15,000,000 (and in any event not in excess of $8,400,000) of which may consist of earnouts to be paid in accordance with the terms of the Purchase Agreement (each, an "EARNOUT") and (ii) not more than 200,000 shares of Class A Common Stock issued by Holdings upon payment of the Initial Amount (collectively, the "PURCHASE");

            (b)   the Transfer;

            (c)   the Mergers; and

            (d)   the Restructuring.

      2. CONSENTS. Subject to the conditions set forth in this Agreement and otherwise notwithstanding the provisions of any Loan Document, Agent and Lenders hereby consent to:

            (a) the Purchase, PROVIDED that (i) not more than $26,200,000 of proceeds of Revolving Credit Advances may be utilized to finance the Initial Amount, (ii) not more than 70% of the aggregate amount of each Earnout may be financed with proceeds of Revolving Credit Advances, (iii) the Purchase shall qualify as a Permitted Acquisition under Section 6.1 of the Credit Agreement, except that (A) contingent obligations specified in the Purchase Agreement may be incurred in accordance with the terms thereof and (B) Haleko may become an indirect wholly-owned Subsidiary of International, and (iv) from and after payment of the Initial Amount, (A) Haleko may be obligated with respect to not more than

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      DM 45,000,000 (and in any event not more than $25,000,000) of Indebtedness in the aggregate (provided that, except as otherwise expressly permitted by the Credit Agreement as in effect prior to this Agreement, no Obligor shall incur Guaranteed Indebtedness in respect of such Indebtedness of Haleko); and (B) no Change of Control shall have occurred;

            (b)   the Transfer;

            (c)   the Mergers; and

            (d) the Restructuring; PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing as of the date thereof, or would result after giving effect thereto and (ii) on or prior to the date thereof, Agent shall have received such agreements, certificates, instruments and other documents as it may reasonably request.

      3. WAIVERS. Subject to the conditions set forth in this Agreement and otherwise notwithstanding the provisions of any Loan Document, Agent and Lenders hereby waive:

            (a) the non-compliance with Section 6.8 of the Credit Agreement resulting solely from the barter during April, 1998 by Nutrition of not more than $5,000,000 in the aggregate of its slow moving Inventory in exchange for cash and advertising credits totaling at least $5,000,000 in the aggregate;

            (b) the non-compliance with Section 6.21 of the Credit Agreement, solely to the extent that the aggregate amount of all loans (other than those described in Section 6.21(iv) of the Credit Agreement) made to Subsidiaries of Obligors (which Subsidiaries are not formed under the laws of a jurisdiction located within the United States of America) did not exceed $13,000,000 at any time outstanding; and

            (c) the non-compliance with Sections 6.1 and 6.5 of the Credit Agreement resulting solely from the formation by International of WNL, and the failure of International to pledge to Agent, for the benefit of Agent and Lenders, 65% of the issued and outstanding Stock of WNL.

      4. AMENDMENT TO LOAN DOCUMENTS. Upon consummation of the Mergers, the Loan Documents are hereby amended such that no definition of or reference to "Borrower", "Borrowers", "Guarantor", "Guarantors", "Obligor" or "Obligors" contained in any Loan Document shall include any Merged Obligor.

      5.    AMENDMENT TO CREDIT AGREEMENT.

            (a) The following Section 3.26 is hereby inserted into the Credit Agreement immediately after Section 3.25 thereof:


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                  "3.26 YEAR 2000 REPRESENTATIONS. Each Obligor has completed a
            Year 2000 Assessment and is constructing a Year 2000 Corrective Plan; each Obligor has considered all material Year 2000 Corrective Actions and commenced Year 2000 Implementation Testing. Each Obligor shall also address all Year 2000 Problems, except where the failure to correct the same could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate."

            (b) The following Section 5.13 is hereby inserted into the Credit Agreement immediately after Section 5.12 thereof:

                  "5.13 YEAR 2000 PROBLEMS. On or prior to October 31, 1998, each Obligor shall complete and deliver to Agent a Year 2000 Corrective Plan. On or prior to December 31, 1998, each Obligor shall implement Year 2000 Corrective Actions. On or before February 28, 1999, each Obligor shall complete Year 2000 Corrective Actions and Year 2000 Implementation Testing. On or before April 30, 1999, each Obligor shall eliminate all Year 2000 Problems, except where the failure to correct the same could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate."

            (c) The reference to "$5,000,000" in clause (v) of Section 6.21 of the Credit Agreement is hereby deleted and replaced with "$13,000,000."

            (d) The reference to "solely" is hereby deleted from Section 9.6 of the Credit Agreement.

            (e) The following definitions are hereby inserted in appropriate alphabetic order into Annex A to the Credit Agreement:

                  ""THIRD PARTY INTERACTIVES" shall mean all Persons with whom any Obligor exchanges data electronically in the ordinary course of business, including, without limitation, customers, suppliers, third-party vendors, subcontractors, processors- converters, shippers and warehousemen.

                  "YEAR 2000 ASSESSMENT" shall mean a comprehensive written
            assessment of the nature and extent of each Obligor's Year 2000 Problems and Year 2000 Date- Sensitive Systems/Components, including, without limitation, Year 2000 Problems regarding data exchanges with Third Party Interactives.

                  "YEAR 2000 CORRECTIVE ACTIONS" shall mean, as to each Obligor, all actions necessary to eliminate or otherwise sufficiently address such Person's Year 2000 Problems so that such Year 2000 Problems do not have a Material Adverse Effect, including, without limitation, computer code enhancements and revisions, upgrades and replacements of Year 2000 Date-Sensitive Systems/Components, and

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            coordination of such enhancements, revisions, upgrades and replacements with Third Party Interactives.

                  "YEAR 2000 CORRECTIVE PLAN" shall mean, with respect to each
            Obligor, a comprehensive plan to eliminate or otherwise sufficiently address all of its Year 2000 Problems on or before April 30, 1999 so that such Year 2000 Problems do not have a Material Adverse Effect, including without limitation (i) computer code enhancements or revisions, (ii) upgrades or replacements of Year 2000 Date-Sensitive Systems/Components, (iii) test and validation procedures, (iv) an implementation time line and budget and (v) designation of specific employees who will be responsible for planning, coordinating and implementing each phase or subpart of the Year 2000 Corrective Plan.

                  "YEAR 2000 DATE-SENSITIVE SYSTEM/COMPONENT" shall mean, as to any Person, any system software, network software, applications software, data base, computer file, embedded microchip, firmware or hardware that accepts, creates, manipulates, sorts, sequences, calculates, compares or outputs calendar-related data accurately; such systems and components shall include, without limitation, mainframe computers, file server/client systems, computer workstations, routers, hubs, other network-related hardware, and other computer-related software, firmware or hardware and information processing and delivery systems of any kind and telecommunications systems and other communications processors, security systems, alarms, elevators and HVAC systems.

                  "YEAR 2000 IMPLEMENTATION TESTING" shall mean, as to each
            Obligor, (i) the performance of test and validation procedures regarding Year 2000 Corrective Actions on a unit basis and on a systemwide basis; (ii) the performance of test and validation procedures regarding data exchanges among the Obligors' Year 2000 Date-Sensitive Systems/Components and data exchanges with Third Party Interactives, and (iii) the design and implementation of additional Corrective Actions, the need for which has been demonstrated by test and validation procedures.

                  "YEAR 2000 PROBLEMS" shall mean, with respect to each Obligor, limitations on the capacity or readiness of any such Obligor's Year 2000 Date-Sensitive Systems/Components to accurately accept, create, manipulate, sort, sequence, calculate, compare or output calendar date information with respect to calendar year 1999 or any subsequent calendar year beginning on or after January 1, 2000 (including leap year computations), including, without limitation, exchanges of information among Year 2000 Date-Sensitive Systems/Components of the Obligors and exchanges of information among the Obligors and Year 2000 Date-Sensitive Systems/Components of Third Party Interactives and functionality of peripheral interfaces, firmware and embedded microchips."


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            (f) The following paragraph (a) hereby replaces in its entirety paragraph (a) of Annex G of the Credit Agreement:

                  "(a) MAXIMUM CAPITAL EXPENDITURES. Holdings and its
            Subsidiaries on a consolidated basis shall not make Capital Expenditures during any Fiscal Year set forth below that exceed the amount set forth opposite such Fiscal Year:

            FISCAL YEAR                                     AMOUNT

            Fiscal Year 1999                                $11,000,000
            Fiscal Year 2000                                $10,000,000
            Fiscal Year 2001 and each                       $  8,000,000
                 Fiscal Year thereafter"

            (g) The following paragraph (c) hereby replaces in its entirety paragraph (c) of Annex G of the Credit Agreement:

                  "(c) MINIMUM INTEREST COVERAGE RATIO. Holdings, on a
            consolidated basis, shall have at the end of each Fiscal Quarter described below a ratio of (i) the sum of (A) EBITDA LESS (B) Capital Expenditures LESS (C) taxes paid in cash to (ii) Gross Interest Charges, in each case for the 12 month period then ended, equal to or greater than the ratio set forth opposite such Fiscal
            Quarter:

            FISCAL QUARTER                                  RATIO

            Fiscal Quarter ending August 31, 1998           2.10 to 1.00
            Fiscal Quarter ending November 30, 1998         2.10 to 1.00
            Fiscal Quarter ending February 28, 1999         2.30 to 1.00
            Fiscal Quarter ending May 31, 1999              2.40 to 1.00
            Fiscal Quarter ending August 31, 1999           2.50 to 1.00
            Fiscal Quarter ending November 30, 1999         2.60 to 1.00
            Fiscal Quarter ending February 29, 2000         2.80 to 1.00
                 and each Fiscal Quarter thereafter"

            (h) The following paragraph (d) hereby replaces in its entirety paragraph (d) of Annex G of the Credit Agreement:

                  "(d) MAXIMUM FUNDED DEBT TO EBITDA RATIO. Holdings, on a
            consolidated basis, shall have at the end of each Fiscal Quarter described below a ratio of (i) Funded Debt to (iii) EBITDA, in each case for the 12 month period then ended, less than or equal to the ratio set forth opposite such Fiscal Quarter:



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            FISCAL QUARTER                                  RATIO

            Fiscal Quarter ending August 31, 1998           3.50 to 1.00
            Fiscal Quarter ending November 30, 1998         3.25 to 1.00
            Fiscal Quarter ending February 28, 1999         3.00 to 1.00
            Fiscal Quarter ending May 31, 1999              3.00 to 1.00
            Fiscal Quarter ending August 31, 1999           2.50 to 1.00
                 and each Fiscal Quarter thereafter"

      6. ACKNOWLEDGMENT. Each of the Obligors hereby acknowledges that:

            (a) ANNEX A attached hereto hereby replaces in its entirety Schedule
      3.10 of the Credit Agreement and ANNEX B attached hereto hereby replaces in its entirety Schedule 1 of the Pledge Agreement. Each of the Obligors hereby agrees that the shares listed on ANNEX B shall hereby continue to constitute and become the "Pledged Collateral" (as defined in the Pledge Agreement) referred to in the Pledge Agreement and shall hereby continue to secure all "Secured Obligations" (as defined in the Pledge Agreement) referred to therein.

            (b) For purposes of calculating or otherwise measuring compliance with the covenants, prohibitions, limitations, restrictions and other provisions contained in the Credit Agreement and the other Loan Documents from and after the date hereof (other than clause (v) of Section 6.21 of the Credit Agreement), the Transactions will be included in such calculations and other measurements (it being understood that the Transactions, to the extent permitted in accordance with the terms of this Agreement, will not, in and of themselves, be deemed a breach or other non-compliance with such covenants, prohibitions, limitations, restrictions or other provisions).

      7. ASSUMPTION. Upon consummation of the Mergers, Nutrition fully and completely succeeds to, assumes, and agrees to pay, perform and discharge, in accordance with their respective terms, all Obligations and other liabilities of the Merged Obligors arising under or otherwise pursuant to the Loan Documents.

      8.    REPRESENTATIONS AND WARRANTIES.

            (a) As of the date of this Agreement and, after giving effect to this Agreement, the Transactions and the other transactions contemplated hereby (i) no Default or Event of Default shall have occurred or be continuing and (ii) the representations and warranties of Obligors contained in the Loan Documents are true, accurate and complete in all respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date.

            (b) No Obligor and no other Person party to any agreement, certificate, instrument or other document contemplated by the Transactions (collectively, the

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      "TRANSACTION DOCUMENTS") is in default in the performance or compliance with any provisions thereof. Each Transaction Document complies with, and the Transactions to be consummated as of or about the Effective Date, have been consummated in accordance with, all applicable laws. Each Transaction Document is in full force and effect as of the effective date hereof, and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over any Obligor or other Person referenced therein, with respect to the Transactions to be consummated as of or about the Effective Date, have been obtained, and no such approvals impose any conditions to the consummation of such Transactions or to the conduct by any Obligor of its business thereafter. None of the representations or warranties in the Transaction Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading and each of such representations and warranties is true and correct in all material respects.

            (c) Obligors jointly and severally represent and warrant to Agent and Lenders that the execution, delivery and performance, as the case may be, by each Obligor of this Agreement, the related Loan Documents, the Transactions and the documents and transactions contemplated by each of the foregoing are within each such Person's corporate powers, have been duly authorized by all necessary corporate action (including, without limitation, all necessary shareholder approval) of each such Person, have received all necessary governmental approvals, and do not and will not contravene or conflict with any provision of law applicable to any such Person, the certificate or articles of incorporation or bylaws of any such Person, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon any such Person; and this Agreement, the Credit Agreement, the Pledge Agreement and each other Loan Document is the legal, valid and binding obligation of each Obligor enforceable against each such Person in accordance with its terms.

      9. CONDITIONS. This Consent shall become effective on the date first set forth above, PROVIDED that each of the following items shall have been received by Agent or satisfied (in the case of paragraphs (h) and (i)), all in form and substance satisfactory to Agent:

            (a) AGREEMENT. This Agreement, duly executed by each Obligor, Agent and Requisite Lenders.

            (b) ANNEXES. Each of the Annexes to this Agreement, completed by Obligors.

            (c) FINANCIAL INFORMATION. The pro forma financial information and Borrowing Availability certificate referred to in Section 6.1(j) of the Credit Agreement (indicating at least $30,000,000 of Borrowing Availability after giving effect to the Transactions), together with the projected financial information requested by Agent.

            (d) STOCK PLEDGES. Duly executed stock certificates representing all of the issued and outstanding Stock of International and 65% of the issued and outstanding Stock of WNL,

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      together with undated stock powers therefor duly endorsed in blank by
      Nutrition and International, as applicable.

            (e) INTELLECTUAL PROPERTY ASSIGNMENTS. Duly executed assignments of all Patents, Copyrights, Trademarks and Licenses of the Merged Obligors, in form sufficient to evidence as of record Nutrition's ownership of such intellectual property, together with corresponding Amendments or Supplements to the Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement of Nutrition, as applicable.

            (f) TRANSACTIONS DOCUMENTS. Copies of all material documents executed or delivered in connection with the Transactions, including copies of all certified documents recorded with governmental authorities in connection therewith, all of the foregoing certified as true, correct and complete by the Secretary of Holdings.

            (g) YEAR 2000 ASSESSMENT. A Year 2000 Assessment for Holdings and each of the other Obligors.

            (h) FEE LETTER. A Fee letter, duly executed by Agent and Obligors.

            (i) NO DEFAULT. After giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing as of the effective date hereof, or would result after giving effect to the Transactions.

            (j) WARRANTIES AND REPRESENTATIONS. The warranties and representations of each Obligor contained in this Agreement shall be true and correct as of the effective date hereof.

      10. EFFECT ON LOAN DOCUMENTS. This Agreement is limited to the specific purpose for which it is granted and, except as specifically set forth above (a) shall not be construed as a consent, waiver or other modification with respect to any term, condition or other provision of any Loan Document and (b) each of the Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed.

      11.   MISCELLANEOUS.

            (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of Obligors, Agent, Lenders and their respective successors and assigns; PROVIDED that no Obligor may assign its rights, obligations, duties or other interests hereunder without the prior written consent of Agent and Lenders. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Obligors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.


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            (b) ENTIRE AGREEMENT. This Agreement, including all documents attached hereto, incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

            (c) FEES AND EXPENSES. As provided in Section 11.3 of the Credit Agreement, Obligors agree to pay on demand all fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Agreement, together with all fees, costs and expenses incurred by Agent prior to the date hereof which are payable by Obligors pursuant to Section 11.3 of the Credit Agreement.

            (d) INCORPORATION OF CREDIT AGREEMENT. The provisions contained in Sections 11.9 and 11.14 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

            (e) ACKNOWLEDGMENT. Each Obligor hereby represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the "CLAIMS"), which any Obligor may have or claim to have against Agent or any Lender, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the "LENDER RELEASED PARTIES"), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Agreement, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Obligor hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Obligor may have or claim to have, relating to or arising out of or in connection with the Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Agreement. Each Obligor further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims.

            (f) CAPTIONS. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

            (g) SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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            (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                           [signature pages follow]

      IN WITNESS WHEREOF, this Consent, Waiver and Amendment has been duly executed and delivered as of the day and year first above written.

                      WEIDER NUTRITION INTERNATIONAL, INC.
                          WEIDER NUTRITION GROUP, INC.
                        WNG HOLDINGS (INTERNATIONAL) LTD.

                                    For each of the foregoing:


                                    By: _______________________________

                                    Title:_____________________________

                              GENERAL ELECTRIC CAPITAL CORPORATION,
                                as Agent and Lender

                              By: _______________________________

                              Title:  Duly Authorized Signatory

                              FIRST UNION NATIONAL BANK, successor by merger to Corestates Bank, N.A.

                              By: _______________________________

                              Title:_____________________________

                              LASALLE NATIONAL BANK

                              By: _______________________________

                              Title:_____________________________

                              THE BANK OF NOVA SCOTIA

                              By: _______________________________

                              Title:_____________________________

                              CREDITANSTALT CORPORATE FINANCE, INC.

                              By: _______________________________

                              Title:_____________________________


                              By: _______________________________

                              Title:_____________________________

                              DRESDNER BANK AG, NEW YORK BRANCH
                              AND GRAND CAYMAN BRANCH

                              By: _______________________________

                              Title:_____________________________


                              By: _______________________________

                              Title:_____________________________

                              ZIONS FIRST NATIONAL BANK

                              By: _______________________________

                              Title:_____________________________

                                    ANNEX A

                           Replacement Schedule 3.10
                                      to
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                                  [attached]

                                    ANNEX B

                            Replacement Schedule 1
                                      to
                  THIRD AMENDED AND RESTATED PLEDGE AGREEMENT

                                  [attached]